Exhibit 16.1

                                                            Baum & Company, P.A.
                                               1515 University Drive - Suite 209
                                                    Coral Springs, Florida 33071

February 6, 2002

Office of the Chief Accountant
SECPS Letter Files
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Centrack International, Inc. and, under the date of December 1, 2001, we reported on the financial statements of
Centrack International, Inc. as of and for the year ended May 31, 2001. On
February 4, 2002, our appointment as principal accountants was terminated. We have read Centrack International, Inc.'s statements included under Item 4 of its
Form 8-K dated February 4, 2002, and we agree with such statements made regarding our firm.

Very truly yours,

/s/ Baum & Company, P.A.
Baum & Company, P.A.